Exhibit 99.(h)(22)

FEE APPORTIONMENT AGREEMENT

THIS APPORTIONMENT AGREEMENT (the “Agreement”) is made as of August 31, 2013 by and among: (1) Tributary Funds, Inc., a registered open-end management investment company organized as a Nebraska corporation having its principal place of business at 1620 Dodge Street, Omaha, NE 68197 (the “Company”), on behalf of the Tributary Small Company Fund, the Tributary Balanced Fund, the Tributary Growth Opportunities Fund, the Tributary Large Cap Growth Fund, the Tributary Income Fund and the Tributary Short-Intermediate Bond Fund (each, a “Fund” and collectively, the “Funds”), (2) Tributary Capital Management, LLC, a Colorado limited liability company (“Tributary”), and (3) First National Bank, a national banking association having its principal place of business at 205 West Oak Street, Fort Collins, CO 80521, on behalf of its division, First National Fund Advisers (“FNFA,” together with Tributary and the Funds, the “Parties”).

RECITALS

A.                                    Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill”) and the Company are parties to a No-Load Fund Services Agreement dated August 22, 2013 (“Services Agreement”), under which Merrill provides certain services (“Services”) to each of the Funds in connection with Merrill’s customers purchase of shares of the Funds (such shares owned by Merrill customers, the “Shares”) through Merrill’s platform.

B.                                    In exchange for Merrill’s performance of the Services, the Company and Tributary, as provided in the Operating Agreement, have agreed to pay Merrill a fee in the amount of 10 basis points (“bps”) per year of the net asset value of the Shares of the Institutional Plus Class of the Funds held by Merrill’s customers or 35 bps per year of the net asset value of the Shares of the Institutional Class of the Funds held by Merrill’s customers in Customer Accounts whereby Merrill has no authority to exercise discretion as further clarified in Schedule A to the Services Agreement or 40 bps per year of the net asset value of the Shares of the Institutional Class of the Funds held by Merrill’s customers in Broadcort and Merrill Edge Accounts as further clarified in Schedule A to the Services Agreement.

C.                                    Tributary serves as investment adviser to the Funds, FNFA serves as sub-advisor to Tributary with respect to the Tributary Short-Intermediate Bond and Tributary Income Funds (the “Fixed Income Funds”); and Northern Lights Distributors, LLC (the “Distributor”), serves as distributor for the Funds.

D.                                    The Funds and Tributary wish to set forth the apportionment of the Fee each party shall be responsible to pay Merrill under the ServicesAgreement.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1.                                      Method of Fee Payment to Merrill.  The Fee owed to Merrill for the Institutional Class of Funds will be paid in two payments.  The first will be direct from the Funds for the 25 bps allowable under the Company’s Administrative Service Plan.  Tributary shall pay Merrill the remainder of the Fee in accordance with the terms of the Services Agreement.  The Fee owed to Merrill for the Institutional Plus Class of Funds will be paid entirely by Tributary.

2.                                      Apportionment of Fee Between the Funds and Tributary.  For so long as the Company and Tributary are obligated to pay the Fee under the Operating Agreement, the Parties agree that the

Funds will pay 25bps of the Fee, apportioned in accordance with each Fund’s respective portion of the Fee, and Tributary will pay the remainder of the Fee (the “Tributary Portion”).

3.                                      Apportionment of Tributary Portion.  For so long as Tributary is obligated to pay the Tributary Portion and FNFA is the sub adviser for the Tributary Income and Short-Intermediate Bond Funds, FNFA will reimburse Tributary for one-half of the Fee attributable to the Tributary Income and Short-Intermediate Bond Funds, not to exceed 7.5 bps of the net asset value of the Institutional Shares of the Tributary Income and Short-Intermediate Bond Funds and 5 bps of the net asset value of the Institutional Plus Shares of the Tributary Income and Short-Intermediate Bond Funds.

4.                                      Reference to Agreements.  The term of this Agreement and the obligations hereunder shall only continue so long as the Company and Tributary are obligated to pay the Fee.  In the event the amount of the Fee is modified or the Services Agreement is otherwise modified, the Parties may mutually agree to correspondingly modify this Agreement.

5.                                      Amendments.  This Agreement may be amended by the written agreement of the parties hereto, including any amendment to the apportionment and reimbursement provisions of Sections 2 and 3; provided, that such amendment shall have no effect on the total Fee owed under the Services Agreement.

[Signature page to follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Amended and Restated Fee Apportionment Agreement to be executed by their officers designated below as of the day and first year above written.

TRIBUTARY FUNDS, INC.

By:	/s/ Stephen R. Frantz
Name:	Stephen R. Frantz
Title:	President

TRIBUTARY CAPITAL MANAGEMENT, LLC

By:	/s/ Stephen R. Frantz
Name:	Stephen R. Frantz
Title:	President

FIRST NATIONAL BANK
FIRST NATIONAL FUND ADVISERS

By:	/s/ Kurt Spieler
Name:	Kurt Spieler
Title:	Chief Investment Officer